Exhibit 3.3
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF TRUST
OF
KKR FS INCOME TRUST

This Certificate of Amendment to the Certificate of Trust of KKR FS Income Trust (the “Trust”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

1.Name. The name of the Trust is KKR FS Income Trust.
2.The Certificate of Trust of the Trust is hereby amended to delete the second enumerated paragraph therein in its entirety and to insert in lieu thereof the following second enumerated paragraph:
2. Registered Office and Registered Agent. The address of the Trust’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address upon whom process against the Trust may be served is The Corporation Service Company.
3.This Certificate of Amendment to the Certificate of Trust shall be effective upon the date and time of filing.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to the Certificate of Trust in accordance with Section 3811(a)(2) of the Act as of the 29th day of May, 2025.

By:    /s/ Michael C. Forman
Name: Michael C. Forman, not in his individual
capacity but solely as trustee